UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [   ]

Check appropriate box:

[ ]	Preliminary Proxy Statement
[ ]	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]	Definitive Proxy Statement
[X]	Definitive Additional Materials
[ ]	Soliciting Material Pursuant §240.14a-12

SONOMA PHARMACEUTICALS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[ ]	Fee paid previously with preliminary materials.

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1129 N. McDowell Blvd. Petaluma, California 94954 +1 (707) 283-0550

NOTICE OF ADJOURNMENT OF SPECIAL MEETING - PLEASE VOTE YOUR PROXY TODAY

May 30, 2019

Dear Stockholder:

You recently received proxy materials relating to a proposal to be voted on by stockholders of Sonoma Pharmaceuticals, Inc. (the “Company”) at a Special Meeting of Stockholders on May 30, 2019. This important notice is to inform you that the Special Meeting has been adjourned until June 11, 2019 at 10:00 a.m., local time, to allow stockholders additional time to exercise their voting rights by submitting their voting instructions. The adjourned meeting will be held at the Company’s principal executive offices located at 1129 N. McDowell Blvd., Petaluma, California 94954. The purpose of the adjourned special meeting is to vote upon a proposal to approve an amendment to the Company’s Restated Certificate of Incorporation, as amended, and to authorize the Company’s Board of Directors, if in their judgment it is necessary, to effect a reverse stock split of the Company’s outstanding common stock, $0.0001 par value per share, at a whole number ratio in the range of 1-for-6 to 1-for-9, such ratio to be determined in the sole discretion of the Company’s Board of Directors.

This letter was sent to you because you held shares of the Company on the record date and we have not yet received your vote. In order to avoid further delay of the meeting, please vote today. Your vote is extremely important, no matter how many shares you hold or how you choose to vote.

For the reasons set forth in the proxy statement, dated April 22, 2019, the Board of Directors recommends that you vote “FOR” the Proposal. Please vote via the internet or phone as soon as possible or alternatively, please sign, date, and return the enclosed proxy card.

If you need assistance voting your shares, please call D.F. King toll-free at (800) 676-7437 or collect at (212) 269-5550. On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Frederick Sandford

Chief Executive Officer and Chief Financial Officer